May 7, 2015

JPMorgan Chase & Co.
 Structured Investments
Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente® DS 5 Index due May 28, 2023
•         The notes are designed for investors who seek variable annual Coupon Payments that each depend on the annualized performance of the J.P. Morgan ETF Efficiente® DS 5 Index from the Pricing Date to the relevant Coupon Determination Date times a Leverage Factor of at least 1.352, subject to the Minimum Coupon Rate of 0.50% per annum.
•         Investors should be willing to forgo dividend payments and any return on this investment beyond the Coupon Payments, while seeking full repayment of principal at maturity.
•         The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co..  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•         Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•         The notes are expected to price on or about May 26, 2015 and are expected to settle on or about May 29, 2015.
•         CUSIP: 48125URR5

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement 3a-I, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement no. 8a-I and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $12.50 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-83 of the accompanying product supplement no. 3a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $940.30 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 3a-I dated November 7, 2014, underlying supplement no. 8a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014
Registration Statement No. 333-199966; Rule 433

Key Terms

Index: The J.P. Morgan ETF Efficiente® DS 5 Index (Bloomberg ticker: EEJPDS5E).  The level of the Index reflects the deduction of a fee of 1.00% per annum that accrues daily.
Leverage Factor: At least 1.352 (to be provided in the pricing supplement)
Minimum Coupon Rate: 0.50% per annum
Pricing Date: On or about May 26, 2015
Original Issue Date (Settlement Date): On or about May 29, 2015
Coupon Determination Dates*: May 23, 2016, May 24, 2017, May 23, 2018, May 22, 2019, May 20, 2020, May 20, 2021, May 25, 2022 and May 24, 2023
Coupon Payment Dates*: May 26, 2016, May 28, 2017, May 28, 2018, May 28, 2019, May 26, 2020, May 25, 2021, May 28, 2022 and the Maturity Date
Maturity Date*: May 28, 2023
* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes Linked Solely to the Index” in the accompanying underlying supplement no. 8a-I and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 3a-I

Payment at Maturity:
You will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Coupon Payment applicable to the Maturity Date.
Coupon Payment†:
You will receive on each Coupon Payment Date, for each $1,000 principal amount note, a Coupon Payment equal to:
$1,000 × Coupon Rate
Coupon Rate:
The Coupon Rate for each Coupon Payment Date will be a percentage equal to (a) the Cumulative Index Return on the applicable Coupon Determination Date times (b) the Index Factor for that Coupon Determination Date times (c) the Leverage Factor, provided that the Coupon Rate will not be less than the Minimum Coupon Rate.
Index Factor:
The Index Factor for each Coupon Determination Date will be a fraction equal to
1/n,
where “n” is equal to the number of Coupon Determination Dates that have occurred to date, including the Coupon Determination Date in question.
See “Selected Risk Considerations — Risks Relating to the Notes Generally — Because the Index Factor for Each Coupon Determination Date Decreases Over Time, An Earlier Increase in the Index Will Result in a Higher Coupon Payment Than a Later Increase in the Index.”
Cumulative Index Return: With respect to each Coupon Determination Date,
(Final Value – Initial Value)
 Initial Value
Initial Value: The closing level of the Index on the Pricing Date
Final Value: For each Coupon Determination Date, the closing level of the Index on that Coupon Determination Date
† Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Adjustment of Remaining Interest Payments” in the accompanying product supplement no. 3a-I.  In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cause the calculation agent to adjust the Coupon Payments payable on each Coupon Payment Date that follows the occurrence of that commodity hedging disruption event.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Adjust Further Coupon Payments If a Commodity Hedging Disruption Event Occurs.”

TS-1 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

The J.P. Morgan ETF Efficiente® DS 5 Index

The J.P. Morgan ETF Efficiente® DS 5 Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities plc (“JPMS plc”), one of our affiliates.  JPMS plc acts as the calculation agent for the Index (the “index calculation agent”).  The Index is a notional dynamic basket that tracks the excess return of a portfolio of twelve exchange-traded funds (“ETFs”) (each an “ETF Constituent,” and collectively the “ETF Constituents”), with dividends notionally reinvested, and the JPMorgan Cash Index USD 3 Month (including any successor or substitute cash index included in the Index, the “Cash Constituent”) over the return of the Cash Constituent, less a fee of 1.00% per annum that accrues daily, while targeting a specific volatility on a daily basis.  We refer to the ETF Constituents and the Cash Constituent together as the “Basket Constituents.”  The ETF Constituents represent a diverse range of asset classes and geographic regions.
The Index rebalances monthly a synthetic portfolio composed of the Basket Constituents.  The Index is based on the “modern portfolio theory” approach to asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite.  The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index.  An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk.  The Index uses the volatility of returns of hypothetical portfolios as the measure of risk.  This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk.  The level of the Index is determined by tracking the return of the notional portfolio above the return of the Cash Constituent.
The strategy assigns the weights to the Basket Constituents after determining the returns and volatilities of multiple hypothetical portfolios comprising the Basket Constituents measured over the previous six months.  The re-weighting methodology seeks to identify the weight for each Basket Constituent that would have resulted in the hypothetical portfolio with the highest return over the relevant measurement period, subject to an annualized volatility over the same period of 5% or less.  Thus, the portfolio exhibiting the highest return with an annualized volatility of 5% or less is then selected, with the weightings for that portfolio applied to the Basket Constituents.  In the event that none of the portfolios has an annualized volatility equal to or less than 5%, this volatility threshold is increased by 1% until a portfolio is selected.
In addition, the Index targets an annualized volatility of 5% on a daily basis by dynamically adjusting its exposure to the synthetic portfolio of Basket Constituents.  The exposure of the Index to the synthetic portfolio is equal to the target volatility of 5% divided by the annualized volatility of the same portfolio over the prior month, subject to certain constraints described below, including a minimum exposure of 0% and a maximum exposure of 150%.  Accordingly, as the volatility of the portfolio increases, the exposure to the portfolio decreases, and as the volatility of the portfolio decreases, the exposure to the portfolio increases.  Accordingly, if the volatility of the synthetic portfolio is less than the target volatility of 5%, the Index employs leverage, subject to the maximum exposure of 150%.
The aggregate weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio of Basket Constituents that is uninvested at that time.  In addition, when the exposure of the Index to the synthetic portfolio of Basket Constituents is less than 100% on any day, a portion of the synthetic portfolio will be uninvested.  The Index will reflect no return for any uninvested portion.
The following are the Basket Constituents composing the Index and the maximum weighting constraints assigned to the relevant sector and asset type to which each belongs:
	Sector Cap	Basket Constituent	Asset Cap
1	Developed Equities (50%)	SPDR® S&P 500® ETF Trust	20%
2		iShares® Russell 2000 ETF	10%
3		iShares® MSCI EAFE ETF	20%
4	Bonds (50%)	iShares® 20+ Year Treasury Bond ETF	20%
5		iShares® iBoxx $ Investment Grade Corporate Bond ETF	20%
6		iShares® iBoxx $ High Yield Corporate Bond ETF	20%
7	Emerging Markets (25%)	iShares® MSCI Emerging Markets ETF	20%
8		iShares® J.P. Morgan USD Emerging Markets Bond ETF	20%
9	Alternative Investments (25%)	iShares® U.S. Real Estate ETF	20%
10		iShares® S&P GSCI™ Commodity-Indexed Trust	10%
11		SPDR® Gold Trust	10%
12	Inflation Protected Bonds and Cash (50%)	iShares® TIPS Bond ETF	50%
13		JPMorgan Cash Index USD 3 Month	50%
The Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “EEJPDS5E.”
See “The J.P. Morgan ETF Efficiente DS 5 Index” in the accompanying underlying supplement for more information about the Index and the Basket Constituents.
“Efficiente®” is a trademark of JPMorgan Chase & Co.

TS-2 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Hypothetical Payout Profile

The following table illustrates hypothetical Coupon Rates for different Coupon Payment Dates and the following examples illustrate hypothetical Coupon Payments over the term of the notes linked to a hypothetical Index.  The hypothetical Coupon Rates and Coupon Payments set forth below assume the following:

o	an Initial Value of 100.00;
o	a Minimum Coupon Rate of 0.50% per annum; and
o	a Leverage Factor of 1.352.
The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value.  The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement.   For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this term sheet.
Each hypothetical Coupon Rate and Coupon Payment set forth below is for illustrative purposes only and may not be the actual Coupon Rate or Coupon Payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.
Final Value	Cumulative Index Return	Coupon Rate for each Coupon Payment Date (1)
		First	Second	Third	Fourth	Fifth	Sixth	Seventh	Eighth
180.00	80.00%	108.16000%	54.08000%	36.05333%	27.04000%	21.63200%	18.02667%	15.45143%	13.52000%
170.00	70.00%	94.64000%	47.32000%	31.54667%	23.66000%	18.92800%	15.77333%	13.52000%	11.83000%
160.00	60.00%	81.12000%	40.56000%	27.04000%	20.28000%	16.22400%	13.52000%	11.58857%	10.14000%
150.00	50.00%	67.60000%	33.80000%	22.53333%	16.90000%	13.52000%	11.26667%	9.65714%	8.45000%
140.00	40.00%	54.08000%	27.04000%	18.02667%	13.52000%	10.81600%	9.01333%	7.72571%	6.76000%
130.00	30.00%	40.56000%	20.28000%	13.52000%	10.14000%	8.11200%	6.76000%	5.79429%	5.07000%
120.00	20.00%	27.04000%	13.52000%	9.01333%	6.76000%	5.40800%	4.50667%	3.86286%	3.38000%
115.00	15.00%	20.28000%	10.14000%	6.76000%	5.07000%	4.05600%	3.38000%	2.89714%	2.53500%
110.00	10.00%	13.52000%	6.76000%	4.50667%	3.38000%	2.70400%	2.25333%	1.93143%	1.69000%
105.00	5.00%	6.76000%	3.38000%	2.25333%	1.69000%	1.35200%	1.12667%	0.96571%	0.84500%
102.00	2.00%	2.70400%	1.35200%	0.90133%	0.67600%	0.54080%	0.50000%	0.50000%	0.50000%
101.00	1.00%	1.35200%	0.67600%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
100.00	0.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
95.00	-5.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
90.00	-10.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
85.00	-15.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
80.00	-20.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
70.00	-30.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
60.00	-40.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
50.00	-50.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
40.00	-60.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
30.00	-70.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
20.00	-80.00%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%	0.50000%
(1) The Coupon Rate for each Coupon Payment Date will not be less than 0.50% per annum.

TS-3 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Example 1
Coupon Determination Date	Final Value	Cumulative Index Return	Index Factor	Leverage Factor	Cumulative Index Return × Index Factor × Leverage Factor	Coupon Rate	Coupon Payment
First	102	2.00%	1	1.352	2.704%	2.704%	$27.04
Second	104	4.00%	1/2	1.352	2.704%	2.704%	$27.04
Third	106	6.00%	1/3	1.352	2.704%	2.704%	$27.04
Fourth	108	8.00%	1/4	1.352	2.704%	2.704%	$27.04
Fifth	110	10.00%	1/5	1.352	2.704%	2.704%	$27.04
Sixth	112	12.00%	1/6	1.352	2.704%	2.704%	$27.04
Seventh	114	14.00%	1/7	1.352	2.704%	2.704%	$27.04
Eighth	116	16.00%	1/8	1.352	2.704%	2.704%	$27.04

Total Coupon Payments:	$216.32
In example 1, the Index increases by approximately 2% during each year over the term of the notes.  Because, on each Coupon Determination Date, the product of the Cumulative Index Return, the Index Factor and the Leverage Factor is equal to 2.704%, which is greater than the Minimum Coupon Rate, the Coupon Rate for each Coupon Determination Date is equal to 2.704%.  Accordingly, the investor receives total Coupon Payments over the term of the notes equal to $216.32 per $1,000 principal amount note.
Example 2
Coupon Determination Date	Final Value	Cumulative Index Return	Index Factor	Leverage Factor	Cumulative Index Return × Index Factor × Leverage Factor	Coupon Rate	Coupon Payment
First	98.00	-2.00%	1	1.352	-2.704%	0.50%	$5.00
Second	96.00	-4.00%	1/2	1.352	-2.704%	0.50%	$5.00
Third	94.00	-6.00%	1/3	1.352	-2.704%	0.50%	$5.00
Fourth	92.00	-8.00%	1/4	1.352	-2.704%	0.50%	$5.00
Fifth	90.00	-10.00%	1/5	1.352	-2.704%	0.50%	$5.00
Sixth	88.00	-12.00%	1/6	1.352	-2.704%	0.50%	$5.00
Seventh	86.00	-14.00%	1/7	1.352	-2.704%	0.50%	$5.00
Eighth	84.00	-16.00%	1/8	1.352	-2.704%	0.50%	$5.00

Total Coupon Payments:	$40.00
In example 2, the Index decreases by approximately 2% during each year over the term of the notes.  Because, on each Coupon Determination Date, the product of the Cumulative Index Return, the Index Factor and the Leverage Factor is equal to -2.704%, which is less than the Minimum Coupon Rate, the Coupon Rate for each Coupon Determination Date is equal to the Minimum Coupon Rate of 0.50%.  Accordingly, the investor receives total Coupon Payments over the term of the notes equal to $40.00 per $1,000 principal amount note

TS-4 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Example 3
Coupon Determination Date	Final Value	Cumulative Index Return	Index Factor	Leverage Factor	Cumulative Index Return × Index Factor × Leverage Factor	Coupon Rate	Coupon Payment
First	101.00	1.00%	1	1.352	1.352%	1.352%	$13.52
Second	101.50	1.50%	1/2	1.352	1.014%	1.014%	$10.14
Third	106.00	6.00%	1/3	1.352	2.704%	2.704%	$27.04
Fourth	107.00	7.00%	1/4	1.352	2.366%	2.366%	$23.66
Fifth	107.50	7.50%	1/5	1.352	2.028%	2.028%	$20.28
Sixth	109.00	9.00%	1/6	1.352	2.028%	2.028%	$20.28
Seventh	110.50	10.50%	1/7	1.352	2.028%	2.028%	$20.28
Eighth	111.00	11.00%	1/8	1.352	1.859%	1.859%	$18.59

Total Coupon Payments:	$153.79
In example 3, the Index increases by varying amounts during each year over the term of the notes.  Even though the Index increases over the term of the notes, due to the application of the Index Factor, the Coupon Payments do not increase at the same rate and, in some cases, the Coupon Payments decrease.  The investor receives total Coupon Payments over the term of the notes equal to $153.79  per $1,000 principal amount note.
Example 4
Coupon Determination Date	Final Value	Cumulative Index Return	Index Factor	Leverage Factor	Cumulative Index Return × Index Factor × Leverage Factor	Coupon Rate	Coupon Payment
First	104.00	4.00%	1	1.352	5.40800%	5.40800%	$54.080
Second	108.00	8.00%	1/2	1.352	5.40800%	5.40800%	$54.080
Third	112.00	12.00%	1/3	1.352	5.40800%	5.40800%	$54.080
Fourth	108.00	8.00%	1/4	1.352	2.70400%	2.70400%	$27.040
Fifth	104.00	4.00%	1/5	1.352	1.08160%	1.08160%	$10.816
Sixth	100.00	0.00%	1/6	1.352	0.00000%	0.50000%	$5.000
Seventh	96.00	-4.00%	1/7	1.352	-0.77257%	0.50000%	$5.000
Eighth	92.00	-8.00%	1/8	1.352	-1.35200%	0.50000%	$5.000

Total Coupon Payments:	$215.096
In example 4, the Index increases by approximately 4% during each of the first three years of the term of the notes, then decreases by approximately 4% during each of the final five years of the term of the notes.  In this example, because the increase in the level of the Index occurs early in the term of the notes (and the decrease in the level of the Index occurs late in the term of the notes), the Coupon Rate is above the Minimum Coupon Rate for five of the eight Coupon Determination Dates, and the investor receives total Coupon Payments over the term of the notes equal to $215.096 per $1,000 principal amount note.

TS-5 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Example 5
Coupon Determination Date	Final Value	Cumulative Index Return	Index Factor	Leverage Factor	Cumulative Index Return × Index Factor × Leverage Factor	Coupon Rate	Coupon Payment
First	96.00	-4.00%	1	1.352	-5.40800%	0.50000%	$5.0000
Second	92.00	-8.00%	1/2	1.352	-5.40800%	0.50000%	$5.0000
Third	88.00	-12.00%	1/3	1.352	-5.40800%	0.50000%	$5.0000
Fourth	93.00	-7.00%	1/4	1.352	-2.36600%	0.50000%	$5.0000
Fifth	98.00	-2.00%	1/5	1.352	-0.54080%	0.50000%	$5.0000
Sixth	103.00	3.00%	1/6	1.352	0.67600%	0.67600%	$6.7600
Seventh	108.00	8.00%	1/7	1.352	1.54514%	1.54514%	$15.4514
Eighth	113.00	13.00%	1/8	1.352	2.19700%	2.19700%	$21.9700

Total Coupon Payments:	$69.1814
In example 5, the Index decreases by approximately 4% during each of the first three years of the term of the notes, then increases by approximately 5% during each of the final five years of the term of the notes.  In this example, because the decrease in the level of the Index occurs early in the term of the notes (and the increase in the level of the Index occurs late in the term of the notes), the Coupon Rate is equal to the Minimum Coupon Rate for five of the eight Coupon Determination Dates, and the investor receives total Coupon Payments over the term of the notes equal to $69.1814 per $1,000 principal amount note.
Example 6
Coupon Determination Date	Final Value	Cumulative Index Return	Index Factor	Leverage Factor	Cumulative Index Return × Index Factor × Leverage Factor	Coupon Rate	Coupon Payment
First	110.00	10.00%	1	1.352	13.52%	13.52%	$135.20
Second	120.00	20.00%	1/2	1.352	13.52%	13.52%	$135.20
Third	130.00	30.00%	1/3	1.352	13.52%	13.52%	$135.20
Fourth	140.00	40.00%	1/4	1.352	13.52%	13.52%	$135.20
Fifth	150.00	50.00%	1/5	1.352	13.52%	13.52%	$135.20
Sixth	160.00	60.00%	1/6	1.352	13.52%	13.52%	$135.20
Seventh	170.00	70.00%	1/7	1.352	13.52%	13.52%	$135.20
Eighth	180.00	80.00%	1/8	1.352	13.52%	13.52%	$135.20

Total Coupon Payments:	$1,081.60
In example 6, the Index increases by approximately 10% during each year over the term of the notes.  Because, on each Coupon Determination Date, the product of the Cumulative Index Return, the Index Factor and the Leverage Factor is equal to 13.52%, which is greater than the Minimum Coupon Rate, the Coupon Rate for each Coupon Determination Date is equal to 13.52%.  Accordingly, the investor receives total Coupon Payments over the term of the notes equal to $1,081.60 per $1,000 principal amount note.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

TS-6 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.
Risks Relating to the Notes Generally
•	YOU MAY NOT RECEIVE ANY COUPON PAYMENTS ON YOUR NOTES IN EXCESS OF THE MINIMUM COUPON PAYMENT FOR EACH COUPON PAYMENT DATE —
Your only return on the notes will be the annual Coupon Payments paid over the term of the notes.  If the Index has declined from the Pricing Date to the applicable Coupon Determination Date, resulting in a negative Cumulative Index Return or a positive Cumulative Index Return that, when multiplied by the applicable Index Factor and the Leverage Factor, is less than the Minimum Coupon Rate, the Coupon Rate will be equal to the Minimum Coupon Rate of at least 0.50% per annum on that Coupon Payment Date.
If the Minimum Coupon Rate applies for each Coupon Payment Date, you will receive $40.00 per $1,000 principal amount note in Coupon Payments over the term of the notes.  Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us.  The Coupon Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
•	THE APPLICATION OF THE INDEX FACTOR TO THE CUMULATIVE INDEX RETURN WILL GENERALLY LOWER THE APPLICABLE COUPON RATES AND MAY CAUSE THE RETURN ON THE NOTES TO BE LESS THAN THE INDEX PERFORMANCE —
Although the Cumulative Index Return on each Coupon Determination Date measures the performance of the Index from the Pricing Date to that Coupon Determination Date, the Index Factor for the applicable Coupon Determination Date is applied to the Cumulative Index Return for that Coupon Determination Date to annualize the Cumulative Index Return.  Accordingly, even if the Cumulative Index Return increases from one Coupon Determination Date to the next, the Coupon Rate for each corresponding Coupon Payment Date may not increase in the same proportion and may even decrease.  In addition, the return from the Coupon Payments, if any, that you may receive over the term of the notes may be less than the Index performance over the term of the notes.  See “Hypothetical Payout Profile” in this term sheet for more information.
•	BECAUSE THE INDEX FACTOR FOR EACH COUPON DETERMINATION DATE DECREASES OVER TIME, AN EARLIER INCREASE IN THE INDEX WILL RESULT IN A HIGHER COUPON PAYMENT THAN A LATER INCREASE IN THE INDEX —
The Index Factor for each Coupon Determination Date is less than the Index Factor for the immediately preceding Coupon Determination Date.  Accordingly, its impact on the Coupon Rate is to reduce the Cumulative Index Return over time.  As a result, an earlier increase in the Index will result in a higher Coupon Payment than a single increase in the Index later in the term, unless the later increase is sufficient to offset the negative effect of the Index Factor.  If the Index initially depreciates followed by appreciation in the latter term of the notes or if the Index appreciates more later in the term of the notes than earlier, your aggregate Coupon Payments, if any, may be less than those you could have earned had the Index initially appreciated followed by depreciation in the latter term of the notes or if the Index had appreciated more earlier in the term of the notes than later.  The negative impact of the Index Factor will also be greater the longer the term of the notes.
•	THE COUPON RATE DOES NOT REFLECT THE ACTUAL PERFORMANCE OF THE INDEX FROM COUPON DETERMINATION DATE TO COUPON DETERMINATION DATE —
The Coupon Rate for each annual Coupon Payment Date is determined by multiplying the Cumulative Index Return on the applicable Coupon Determination Date by the applicable Index Factor and the Leverage Factor and is intended to reflect the annualized Index return, multiplied by the Leverage Factor, on the applicable Coupon Determination Date, subject to the Minimum Coupon Rate.  This is different from, and may be less than, a Coupon Rate determined based on the percentage difference of the closing levels of the Index between two Coupon Determination Dates.  Accordingly, the Coupon Payments, if any, on the notes may be less than the return you could earn on another instrument linked to the Index that pays annual coupons based on the performance of the Index from Coupon Determination Date to Coupon Determination Date.  See “Hypothetical Payout Profile” in this term sheet for more information.
•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE OF 1.00% PER ANNUM —
This fee will be deducted daily.  As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.

TS-7 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

•	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	WE MAY ADJUST FURTHER COUPON PAYMENTS IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS —
If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, cause the calculation agent to determine in good faith and in a commercially reasonable manner the price of the embedded option representing all of the Coupon Payments from but excluding the date on which the calculation agent determines that a commodity hedging disruption event has occurred (such date, a “commodity hedging disruption date”) through and including the maturity date (the “Option Value”), as of the commodity hedging disruption date.  Thereafter, the Coupon Payment payable on each Coupon Payment Date occurring after the commodity hedging disruption date (each, an “Affected Coupon Payment Date”) will be, instead of the amount calculated as described under “Key Terms — Coupon Payment” above, an amount equal to, for each $1,000 principal amount note, the Option Value divided by the number of Affected Coupon Payment Dates, provided that the Coupon Payment will not be less than $1,000 × the Minimum Coupon Rate .  Under these circumstances, the Coupon Payment on each Affected Interest Payment Date will be fixed, regardless of any appreciation of the Index, which may be significant.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 3a-I for more information.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement 3a-I.  See also “ — Risks Relating to the Index — Our Affiliate, JPMS plc, Is the Index Calculation Agent and May Adjust the Index in a Way that Affects Its Level.”
In addition, our Global Index Research Group (“GIRG”) developed, maintains and calculates the JPMorgan Cash Index USD 3 Month, which is one of the Basket Constituents, and the J.P. Morgan Emerging Markets Bond Index Global CORE, which is the reference index of the iShares® J.P. Morgan USD Emerging Markets Bond ETF, one of the Basket Constituents.  GIRG is part of our Global Research division and resides within JPMS.  Furthermore, the J.P. Morgan Emerging Markets Bond Index Global CORE makes use of certain weights, prices, values, levels or dates that are determined by PricingDirect Inc. (“PricingDirect”).  PricingDirect is our wholly owned subsidiary and provides valuation and other metrics data for fixed-income securities and derivatives.  PricingDirect determines these prices through a proprietary evaluation process that takes into account market-based evaluations (such as market intelligence for traded, quoted securities).  In addition, under some circumstances, the pricing information provided by PricingDirect on the bonds underlying the J.P. Morgan Emerging Markets Bond Index Global CORE may be derived solely from price quotations or internal valuations made by one or more of our affiliates.  Accordingly, conflicts of interest exist between GIRG and PricingDirect, on the one hand, and you, on the other hand.  None of JPMS, GIRG or PricingDirect will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.
•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE SECURITIES UNDERLYING THE BASKET CONSTITUENTS OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —
JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes, the Basket Constituents and the securities, commodities, commodity futures contracts and other assets underlying the Basket Constituents included in the Index.

TS-8 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Leverage Factor.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors —

TS-9 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Index
•	OUR AFFILIATE, JPMS PLC, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL —
JPMS plc, one of our affiliates, acts as the index calculation agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation.  The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in specific instances, such as the right to substitute a Basket Constituent.  Unlike other indices, the maintenance of the Index is not governed by an independent committee.  Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the ultimate parent company of JPMS plc, ultimately controls JPMS plc.
In addition, the policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.  JPMS plc is under no obligation to consider your interests as an investor in the notes.  Furthermore, the inclusion of the Basket Constituents in the Index is not an investment recommendation by us or JPMS plc of the Basket Constituents or any of the securities, commodities, commodity futures contracts, loans or other assets underlying the Basket Constituents.
•	OWNING THE NOTES INVOLVES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT STRATEGY —
The Index employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue.  This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights.  The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike.  In addition, the Index may decline as a result of tracking assets that have performed well in the past, but then experience price declines.
•	THE NOTES MAY BE SUBJECT TO INCREASED VOLATILITY DUE TO THE USE OF LEVERAGE —
As part of the daily dynamic adjustment of its exposure to the synthetic portfolio of Basket Constituents, the Index may have an exposure to the synthetic portfolio of up to 150%.  When the volatility of the synthetic portfolio over the relevant measurement period is less than the target volatility of 5%, the Index will employ leverage to increase the exposure of the portfolio, up to 150%.  When the synthetic portfolio is leveraged, any movements in the values of the Basket Constituents may result in greater changes in the value of the Basket Constituents than if leverage was not used.  In particular, the use of leverage will magnify any negative performance of the Basket Constituents, which, in turn, could affect adversely any payments on the notes.
•	THE INDEX MAY NOT ACHIEVE ITS TARGET VOLATILITY —
The exposure of the Index to the synthetic portfolio of Basket Constituents is determined by a two-step process, composed of a monthly selection process to determine the weighting assigned to each Basket Constituent in the synthetic portfolio tracked by the Index and a daily dynamic adjustment of the exposure to the synthetic portfolio intended to achieve a target annualized volatility of 5% on a daily basis.  The monthly weights and daily adjustments are based on the historical volatility of the synthetic portfolio over specified measurement periods and are subject to maximum aggregate and individual weighting constraints and minimum and maximum exposure limits.  However, there is no guarantee that trends existing in the relevant measurement period will continue in the future.  The volatility of the synthetic portfolio on any day may change quickly and unexpectedly.  Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than 5%, which may adversely affect the level of the Index and the value of the notes.
•	THE DAILY ADJUSTMENT OF THE EXPOSURE OF THE INDEX TO THE SYNTHETIC PORTFOLIO OF BASKET CONSTITUENTS MAY CAUSE THE INDEX NOT TO REFLECT FULLY ANY PRICE APPRECIATION OR TO MAGNIFY ANY PRICE DEPRECIATION OF THE SYNTHETIC PORTFOLIO —
As discussed above, in an effort to achieve the target volatility of 5% on a daily basis, the Index adjusts its exposure to the synthetic portfolio of Basket Constituents daily based on the historical volatility of the synthetic portfolio over a specified measurement period, subject to maximum and minimum exposure limits.  When the historical volatility is greater than the target volatility, the Index will reduce the exposure to the synthetic portfolio.  When the historical volatility is less than the target volatility, the Index will increase the exposure to the synthetic portfolio.  The exposure may vary between 0% and 150%.  Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the synthetic portfolio at a time when the

TS-10 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

exposure is less than 100% or may suffer increased losses due to price depreciation of the synthetic portfolio when the exposure is above 100%.   As a result, the Index may underperform a similar index that does not include a daily exposure adjustment feature.
•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY REBALANCING AND WEIGHTING CAPS THAT ARE APPLIED TO THE BASKET CONSTITUENTS AND DAILY ADJUSTMENTS TO THE EXPOSURE TO THE SYNTHETIC PORTFOLIO CONSISTING OF THE BASKET CONSTITUENTS —
The Basket Constituents are subject to monthly rebalancing and maximum weighting caps by asset type and on subsets of assets based on historical volatility and daily adjustments to the exposure to the synthetic portfolio consisting of the Basket Constituents.  By contrast, a synthetic portfolio that does not rebalance monthly and is not subject to any weighting caps or daily exposure adjustments in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Basket Constituents.  The monthly rebalancing may also adversely affect potential returns by reducing exposure to the synthetic portfolio tracked by the Index in times of high volatility when the synthetic portfolio is experiencing price increases.  Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the Basket Constituents that is not subject to monthly rebalancing, weighting caps or daily exposure adjustments.
•	CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH OTHER —
Because the notes are linked to the Index, which is linked to the performance of the Basket Constituents, which collectively represent a diverse range of asset classes and geographic regions, price movements between the Basket Constituents representing different asset classes or geographic regions may not correlate with each other.  At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other Basket Constituents representing a different asset class or geographic region may not increase as much or may decline.  Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents.  In addition, high correlation during periods of negative returns among Basket Constituents could have a material adverse effect on the performance of the Index.
•	THE INDEX MAY BE PARTIALLY UNINVESTED —
The aggregate weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio that is uninvested at that time.  The Index will reflect no return for any uninvested portion (including any portion represented by the Cash Constituent).  While the weight of the Cash Constituent is normally limited by a weighting constraint of 50%, if, as a result of an extraordinary event, any Basket Constituent is replaced with the Cash Constituent, the aggregate weight of the Cash Constituent would be allowed to exceed 50% because a portion of that aggregate weight would be subject to the weighting constraints specific to the replaced Basket Constituent and not the weighting constraints specific to the Cash Constituent.  See “The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” below.
In addition, when the exposure of the Index to the synthetic portfolio of Basket Constituents is less than 100% on any day, a portion of the synthetic portfolio will be uninvested.  For example, if the daily exposure is set at 70%, and assuming the weight of the Cash Constituent is 0%, 30% of the synthetic portfolio will be uninvested.  The Index will reflect no return for any uninvested portion.
•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —
The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party.  For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth under “Hypothetical Back-Tested Data and Historical Information” in this term sheet was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent.
Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet.  In addition, back-tested, hypothetical historical results have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.
•	THE BASKET CONSTITUENTS COMPOSING THE INDEX MAY BE REPLACED BY A SUBSTITUTE ETF OR INDEX — If the index calculation agent determines in its discretion that no suitable substitute ETF or index is available for an affected Basket Constituent (other than the Cash Constituent), then the index calculation agent will replace such Basket Constituent with the Cash

TS-11 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Constituent as its substitute. Under these circumstances, the aggregate weight of the Cash Constituent in the Index may be greater than the maximum 50% weight limit allocated to the Cash Constituent because a portion of such aggregate weight would be subject to the separate maximum weight limit specific to the affected Basket Constituent.
•	THE COMMODITY FUTURES CONTRACTS UNDERLYING ONE OF THE BASKET CONSTITUENTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES —
Legal or regulatory developments affecting the commodity futures contracts underlying one of the Basket Constituents, the iShares® S&P GSCI™ Commodity-Indexed Trust, may result in the index calculation agent exercising its discretionary right to exclude or substitute Basket Constituents or the occurrence of a commodity hedging disruption event or may otherwise adversely affect the value of the notes.  If a commodity hedging disruption event occurs, we may adjust further Coupon Payments based on determinations made in good faith and in a commercially reasonable manner by the calculation agent.  See “ — Risks Relating to the Notes Generally — We May Adjust Further Coupon Payments If a Commodity Hedging Disruption Event Occurs” above and “Risk Factors — Risks Relating to the Commodity ETF Constituents” in the accompanying underlying supplement.
•	OTHER KEY RISKS:
o	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE BASKET CONSTITUENTS.
o	THE INDEX WAS ESTABLISHED ON SEPTEMBER 25, 2012, AND THEREFORE HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK BECAUSE THE PRICES OF SOME OR ALL OF THE SECURITIES COMPOSING THE iSHARES® MSCI EAFE ETF AND THE iSHARES® MSCI EMERGING MARKETS ETF ARE CONVERTED INTO U.S. DOLLARS FOR PURPOSES OF CALCULATING THE VALUE OF THE RELEVANT BASKET CONSTITUENT.
o	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS, INCLUDING EMERGING MARKETS BECAUSE SOME OR ALL OF THE EQUITY SECURITIES THAT ARE HELD BY THE iSHARES® MSCI EAFE ETF AND THE iSHARES® MSCI EMERGING MARKETS ETF HAVE BEEN ISSUED BY NON-U.S. COMPANIES.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS BECAUSE FIVE OF THE BASKET CONSTITUENTS ARE BOND ETFs THAT ATTEMPT TO TRACK THE PERFORMANCE OF INDICES COMPOSED OF FIXED-INCOME SECURITIES.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED INCOME SECURITIES, INCLUDING CREDIT RISK.
o	INVESTMENTS RELATED TO THE VALUES OF THE COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL NOTE INVESTMENTS.
o	HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.
o	RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY WILL AFFECT THE VALUE OF YOUR NOTES BECAUSE THE iSHARES® U.S. REAL ESTATE ETF HOLDS A VARIETY OF REAL ESTATE-RELATED SECURITIES.
o	THERE ARE RISKS ASSOCIATED WITH THE ETF CONSTITUENTS AND THERE ARE DIFFERENCES BETWEEN THE ETF CONSTITUENTS AND THEIR UNDERLYING INDICES.
o	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS BECAUSE THE EQUITY SECURITIES HELD BY THE iSHARES® RUSSELL 2000 ETF AND INCLUDED IN THE RUSSELL 2000® INDEX HAVE BEEN ISSUED BY COMPANIES WITH RELATIVELY SMALL MARKET CAPITALIZATION.
o	THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES.
Please refer to the “Risk Factors” section of the accompanying underlying supplement no. 8a-I for more details regarding the above-listed risks.

TS-12 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 8, 2010 through September 21, 2012 and the historical performance of the Index based on the weekly closing levels of the Index from September 28, 2012 through May 1, 2015.  The Index was established on September 25, 2012, as represented by the vertical dotted line in the following graph.  The closing level of the Index on May 6, 2015 was 225.85.  We obtained the closing levels above and below from Bloomberg, without independent verification.
The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index.  For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth in the following graph was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent.  See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations.”
The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any Coupon Determination Date.  We cannot give you assurance that the performance of the Index will result in any Coupon Payment per $1,000 principal amount note above $1,000 times the Minimum Coupon Rate.
The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party.  These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  Hypothetical back-tested results are neither an indicator nor a guarantee of future returns.  No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.  Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 3a-I. You and we agree to treat the CDs as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the CDs should generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the CDs will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the CDs.  Purchasers who are not initial purchasers of CDs at their issue price on the Original Issue Date should consult their tax advisers with respect to the tax consequences of an investment in the CDs, and the potential application of special rules.

TS-13 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

Non-U.S. Holders — Additional Tax Consideration
Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2015 under certain financial instruments, if certain other conditions are met. However, in a recently published notice, the IRS and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to certain financial instruments (such as the CDs) that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, generally should not apply to the CDs.  As significant aspects of the application of these proposed regulations to the CDs are uncertain, depending on the exact content of any final regulations, we (or other withholding agents) might determine that withholding is required with respect to CDs held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.
Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — FATCA” in the accompanying product supplement no. 3a-I.  Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the CDs will generally be subject to this withholding tax. However, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the CDs made before January 1, 2017.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”
The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many

TS-14 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index

economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” in this term sheet for an illustration of the risk-return profile of the notes and “The J.P. Morgan ETF Efficiente® DS 5 Index” in this term sheet for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 3a-I, underlying supplement no. 8a-I and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 3a-I dated November 7, 2014 and underlying supplement no. 8a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 3a-I and “Risk Factors” in the accompanying underlying supplement no. 8a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 3a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008406/e61361_424b2.pdf
•	Underlying supplement no. 8a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008418/e61373_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

TS-15 | Structured Investments Variable Annual Income Notes Contingent on the Performance of the J.P. Morgan ETF Efficiente DS 5 Index